                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              ANALOG DEVICES, INC.
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 9, 1999

To the Stockholders:

     The 1999 Annual Meeting of Stockholders of Analog Devices, Inc. (the "Company") will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 9, 1999 at 10:00 a.m. (Local Time) to consider and act upon the following matters:

        1. To elect two members to the Board of Directors to serve as Class III Directors for a term of three years.

        2. To approve an amendment to the Company's 1992 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the Plan from 4,800,000 to 6,800,000.

        3. To approve an amendment to the Company's 1994 Director Option Plan to increase the number of shares of Common Stock underlying the initial option grant to newly elected non-employee directors from 10,500 to 30,000.

        4. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending October 30, 1999.

        5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on January 22, 1999 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors,

                                              PAUL P. BROUNTAS, Clerk

Norwood, Massachusetts
February 5, 1999

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ANALOG DEVICES, INC.
                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 9, 1999

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (the "Company") for use at the 1999 Annual Meeting of Stockholders to be held on March 9, 1999 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.

     On January 22, 1999, the record date for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding and entitled to vote an aggregate of 160,866,825 shares of Common Stock of the Company, $.16 2/3 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended October 31, 1998 is being mailed to stockholders concurrently with this Notice and Proxy Statement on or about February 5, 1999.

VOTING SECURITIES AND VOTES REQUIRED

     A majority of the issued and outstanding shares of Common Stock entitled to vote constitutes a quorum at the Meeting. Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Meeting is required for the approval of other matters to be voted on at the Meeting.

     Both abstentions and broker non-votes are counted as present for the purpose of determining the existence of a quorum for the transaction of business at the Meeting. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker non-votes are not counted as votes cast or shares voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the table set forth below provides information, as of December 31, 1998, regarding the ownership of the Company's Common Stock by (i) the stockholders known by the Company to own more than five percent of the outstanding shares of Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all directors and executive officers of the Company as a group:

                                                          SHARES OF
                                                        COMMON STOCK      PERCENTAGE OF
                 NAME AND ADDRESS OF                    BENEFICIALLY      COMMON STOCK
                 BENEFICIAL OWNER (1)                     OWNED (2)      OUTSTANDING (3)
                 --------------------                   ------------     ---------------
5% Stockholders:
     T. Rowe Price Associates, Inc.(4)................    9,302,132            5.8
       100 E. Pratt Street
       Baltimore, Maryland 21202
Directors, Nominees for Director and Executive
  Officers:
     John L. Doyle(5).................................       71,814            *
     Jerald G. Fishman(6).............................      223,956            *
     Charles O. Holliday, Jr.(7)......................        3,720            *
     Joel Moses(8)....................................       45,248            *
     F. Grant Saviers(7)..............................        3,500            *
     Ray Stata(9).....................................    3,150,832            2.0
     Lester C. Thurow(10).............................       78,990            *
     Russell K. Johnsen(11)...........................      197,885            *
     Brian P. McAloon(12).............................      158,173            *
     Joseph E. McDonough(13)..........................      118,401            *
All directors and officers as a group
  (17 persons)(14)....................................    4,835,840            3.0

---------------
   * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) Unless otherwise indicated, the address of each beneficial owner listed is c/o Analog Devices, Inc., One Technology Way, Norwood, MA 02062-9106.

 (2) The number of shares of Common Stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares which the person has the right to acquire within 60 days after December 31, 1998. Unless otherwise indicated, each person referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (3) Number of shares deemed outstanding with respect to any particular stockholder as of December 31, 1998 is 160,576,413 shares, plus any shares subject to options held by the person or persons in question that are exercisable within 60 days after December 31, 1998.

 (4) T. Rowe Price Associates, Inc. ("Price Associates") has filed a Securities and Exchange Commission Schedule 13G reporting the above stock ownership as of February 9, 1998. Price Associates is a registered investment adviser, in which capacity it has sole voting power with respect to 567,966 shares and sole dispositive power with respect to 9,302,132 shares. Price Associates expressly disclaims beneficial ownership of all such shares.

 (5) Includes options for the purchase of 42,500 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

 (6) Includes options for the purchase of 210,238 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

 (7) Includes options for the purchase of 3,500 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

 (8) Excludes 325 shares of Common Stock held by Mr. Moses' wife, as to which Mr. Moses disclaims beneficial ownership. Includes options for the purchase of 41,500 shares of Common Stock held by Mr. Moses which are exercisable within 60 days after December 31, 1998.

 (9) Excludes 595,554 shares of Common Stock held by Mr. Stata's wife and 107,558 shares of Common Stock held in charitable trusts for the benefit of Mr. Stata's children, as to which Mr. Stata disclaims beneficial ownership. Includes 2,173,334 shares of Common Stock held in charitable lead trusts. Also includes options for the purchase of 486,666 shares of Common Stock held by Mr. Stata which are exercisable within 60 days after December 31, 1998.

(10) Includes options for the purchase of 66,500 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

(11) Includes options for the purchase of 92,500 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

(12) Includes options for the purchase of 94,355 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

(13) Includes options for the purchase of 53,333 shares of Common Stock which are exercisable within 60 days after December 31, 1998.

(14) Includes options for the purchase of 1,508,771 shares of Common Stock held by twelve officers and five non-employee directors which are exercisable within 60 days after December 31, 1998.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two of which consist of two directors each (Class II and Class III) and one of which consists of three directors (Class I). One class of directors is elected each year to serve for a three-year term. Class I Directors were elected at the 1997 Annual Meeting of Stockholders; Class II Directors were elected at the 1998 Annual Meeting of Stockholders; and Class III Directors will be elected at the Meeting. Members of each class will hold office until their successors have been duly elected and qualified.

     The nominees for Class III Directors, Messrs. Doyle and Stata, are presently serving as directors of the Company. Mr. Doyle has been a director of the Company since 1987 and Mr. Stata has been a director since 1965. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class III Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of directors.

     Set forth below is the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class III Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly held companies of which he serves as a director. Information about the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 1998, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                        NOMINEES FOR CLASS III DIRECTORS
                 (TERMS WILL EXPIRE AT THE 2002 ANNUAL MEETING)

     JOHN L. DOYLE, age 67, has been a director of the Company since 1987. Mr. Doyle is retired. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Mr. Doyle also serves as a director of DuPont Photomasks, Inc. and Xilinx, Inc.

     RAY STATA, age 64, has been a director of the Company since 1965. He has served as the Chairman of the Board of Directors since 1973, as Chief Executive Officer from 1973 to November 1996 and as the President of the Company from 1971 to November 1991. Mr. Stata also serves as a director of INSO Corporation.

                               CLASS I DIRECTORS
                   (TERMS EXPIRE AT THE 2000 ANNUAL MEETING)

     JOEL MOSES, age 57, has been a director of the Company since 1982. Mr. Moses has been the D.C. Jackson Professor of Computer Science and Engineering at the Massachusetts Institute of Technology ("MIT") since 1989. Mr. Moses was the Provost of MIT from June 1995 to August 1998, and Dean of the School of Engineering at MIT from January 1991 to June 1995. He was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at MIT from 1981 to 1989. Mr. Moses also serves as a director of Coltec Industries, Inc.

     LESTER C. THUROW, age 60, has been a director of the Company since 1988. He is a Professor of Management and Economics at MIT and, from 1987 to 1993, was the Dean of the Sloan School of Management at MIT. Mr. Thurow also serves as a director of Grupo Casa Autrey S.A. de CV.

     CHARLES O. HOLLIDAY, JR., age 50, has been a director of the Company since 1997. He has been Chairman and Chief Executive Officer of E. I. duPont de Nemours and Company ("DuPont") since January 1999, and has served as Chief Executive Officer of DuPont since February 1998. Mr. Holliday served as President of DuPont from December 1997 to December 1998, Chairman of DuPont, Asia Pacific from July 1995 until November 1997, and as President of DuPont, Asia Pacific from November 1990 to October 1995. He was Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Executive Vice President of DuPont, Asia Pacific and global business manager of certain product lines. Mr. Holliday also serves as a director of Pioneer Hi-Bred International, Inc.

                               CLASS II DIRECTORS
                   (TERMS EXPIRE AT THE 2001 ANNUAL MEETING)

     JERALD G. FISHMAN, age 53, has been a director of the Company since 1991. Mr. Fishman has been the President and Chief Executive Officer of the Company since November 1996 and he served as President and Chief Operating Officer of the Company from November 1991 to November 1996. Mr. Fishman served as Executive Vice President of the Company from 1988 to November 1991. He served as the Group Vice President-Components of the Company from 1982 to 1988. Mr. Fishman also serves as a director of Kollmorgen Corporation and Cognex Corporation.

     F. GRANT SAVIERS, age 54, has been a director of the Company since 1997. He served as Chairman of Adaptec, Inc. ("Adaptec") from August 1997 to August 1998, President and Chief Executive Officer of Adaptec from July 1995 to August 1998, and President and Chief Operating Officer of Adaptec from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its Personal Computer and Peripherals Operation. Mr. Saviers also serves as a director of Craig Technologies, Inc. and Chaparral Technologies, Inc.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee which held three meetings during the fiscal year ended October 31, 1998. The members of the Audit Committee during the fiscal year ended October 31, 1998 were Messrs. Doyle, Moses and Thurow. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the selection, retention and termination, if necessary, of the Company's independent auditors. The Audit Committee also reviews the general scope of the Company's accounting and reporting policies, annual audits and internal control programs, matters relating to internal control systems and fees charged by the independent auditors.

     The Company has a standing Compensation Committee, which held three meetings during the fiscal year ended October 31, 1998. The members of the Compensation Committee during the fiscal year ended October 31, 1998 were Messrs. Holliday and Saviers. The principal functions of the Compensation Committee are to make recommendations to the Board of Directors as to compensation arrangements, including the granting of stock options and restricted stock awards to officers of the Company.

     The Company has a standing Nominating Committee, which held no meetings during the fiscal year ended October 31, 1998. The members of the Nominating Committee during the fiscal year ended October 31, 1998 were Messrs. Doyle and Stata. The principal functions of the Nominating Committee are to nominate persons to serve as members of the Company's Board of Directors, to recommend directors to serve on the various Board Committees and to recommend a successor to the chief executive officer whenever a vacancy occurs for any reason. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by the stockholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See "Deadline for Submission of Stockholder Proposals for the 2000 Annual Meeting."

     During the fiscal year ended October 31, 1998, the Board of Directors of the Company held six meetings (including two teleconference meetings). All directors, during the time which they served as directors, attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

     Each Director who is not an employee of the Company is paid an annual fee of $20,000, and $2,500 for attendance at each meeting of the Board and $1,000 for each committee meeting, plus expenses.

     Directors who are not employees of the Company ("Non-Employee Directors") are entitled to participate in the Company's 1994 Director Option Plan ("1994 Director Plan"). Each Non-Employee Director who was a member of the Board of Directors on December 7, 1994 received an option on that date to purchase 10,500 shares of Common Stock and each Non-Employee Director who was first elected to the Board after December 7, 1994 received an initial option on the date of his election to purchase 10,500 shares of Common Stock. In addition, each Non-Employee Director is entitled to receive an annual option grant of 10,500 shares on each anniversary of the first grant to him under the 1994 Director Plan. Each option granted under the 1994 Director Plan has an exercise price equal to the fair market value of the Company's Common

Stock on the date of grant and becomes exercisable, subject to the optionee's continued service as a director of the Company, on a cumulative basis in three equal annual installments on the succeeding three anniversaries of the date of grant. During fiscal 1998, options were granted to each of the Non-Employee Directors for the purchase of 10,500 shares of Common Stock at an exercise price equal to the fair market value on the date of grant, as follows: Messrs. Doyle, Moses and Thurow, $29.94 (December 7, 1997); Mr. Saviers, $27.19 (December 10,
1997); and Mr. Holliday, $33.125 (March 11, 1998). As of December 31, 1998,
options for the purchase of a total of 290,500 shares of Common Stock net of forfeitures had been granted under the 1994 Director Plan.

     For information relating to amendment of the 1994 Director Option Plan to be voted upon at the Meeting, see "APPROVAL OF AMENDMENT TO 1994 DIRECTOR OPTION PLAN."

TRANSACTIONS WITH RELATED PARTIES

     The Company purchases certain products from DuPont. Mr. Holliday is President of DuPont. During fiscal 1998, the Company purchased an aggregate of approximately $403,000 of products from DuPont and its affiliates.

     The Company sells certain products to Acacia Network, Inc. ("Acacia"). Mr. Stata is Chairman of the Board of Directors of Acacia and beneficially owns approximately 42.9% of Acacia's outstanding shares. During fiscal 1998, the Company sold an aggregate of approximately $361,000 of products to Acacia.

     During fiscal 1998, the Company completed the sale of its disk drive IC business to Adaptec. Mr. Saviers was Chairman, President and Chief Executive Officer of Adaptec until August 1998. Adaptec paid the Company a cash purchase price of approximately $27 million. After providing for the write-off of inventory, fixed assets and other costs incurred to complete the transaction, the Company recorded a net gain of approximately $13 million. The Company also entered into other arrangements with Adaptec that provide for payments to the Company aggregating $13 million, of which $10 million was earned in fiscal 1998, for assisting Adaptec in research and development efforts.

     The Company purchases certain products from Aware. Mr. Fishman was a director of Aware until May 1998. During fiscal 1998, the Company purchased an aggregate of approximately $2,729,000 of Aware products.

     During fiscal 1998, the Company made donations to MIT in the aggregate amount of approximately $464,000. Mr. Moses was Provost of MIT until December 1998 and Mr. Thurow is a professor at MIT.

     Mr. Stata was a director of Open Market Inc. ("Open Market") until April 1998. During fiscal 1998, the Company purchased an aggregate of approximately $69,000 of Open Market products and services.

     Management and the Board of Directors believe that the aforementioned business transactions with related parties were effected on terms that were no less favorable to the Company than could be obtained from unaffiliated third parties.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on October 31, 1998 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                 --------------------------
                                                                                           AWARDS
                                              ANNUAL COMPENSATION                --------------------------
                                  -------------------------------------------                   SECURITIES
                                                                    OTHER        RESTRICTED     UNDERLYING
                                                                   ANNUAL           STOCK        OPTIONS/        ALL OTHER
            NAME AND                      SALARY      BONUS     COMPENSATION       AWARDS          SARS        COMPENSATION
       PRINCIPAL POSITION         YEAR    ($)(1)     ($)(1)        ($)(2)          ($)(3)         (#)(4)          ($)(5)
       ------------------         ----    ------     ------     ------------     ----------     ----------     ------------
Jerald G. Fishman                 1998    726,277    204,019       211,266          --            600,000(6)      92,492
  President and Chief             1997    660,253    494,684       129,314          --            270,000(7)      90,208
  Executive Officer               1996    621,596    710,453        52,845          --            300,000(7)      90,913

Ray Stata                         1998    422,696    115,973        --              --            200,000         51,149
  Chairman of the Board           1997    507,958    349,091        --              --            100,000         69,546
                                  1996    595,350    680,419        --              --            200,000         87,618

Brian P. McAloon                  1998    349,511     60,625        52,035         466,375         70,000         37,799
  Vice President, Sales           1997    323,622    149,147        28,250         345,000         27,000         38,133
                                  1996    310,475    236,569        11,997         325,000         40,000         37,813

Joseph E. McDonough               1998    327,787     56,857        65,672         466,375         70,000         34,568
  Vice President,                 1997    302,509    139,477        27,099         345,000         27,000         34,166
  Finance and Chief               1996    283,541    216,051         9,872         325,000         40,000         34,159
  Financial Officer

Russell K. Johnsen                1998    263,373     45,529        --             466,375         70,000         26,058
  Vice President and              1997    239,430    110,393        --             345,000         27,000         25,236
  General Manager                 1996    225,410    150,285        --             325,000         30,000         25,211
  Communications Division

---------------

(1) Amounts shown represent compensation earned by the Named Executive Officers in the fiscal years presented, including amounts contributed at the election of these officers to the Company's defined and deferred contribution plans.

(2) Amounts shown as "Other Annual Compensation" represent amounts earned by the Named Executive Officers at "above market" rates on deferred compensation for each fiscal year.

(3) The value of restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of the end of fiscal 1998, the number and value of aggregate restricted stock holdings were as follows: 89,998 shares ($1,788,710) by Mr. McAloon, 89,998 shares ($1,788,710) by Mr. McDonough and 105,000 shares ($2,086,875) by Mr. Johnsen.

(4) Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and generally becomes exercisable, subject to the optionee's continued service as an employee of the Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant (except as set forth in notes (6) and (7) below).

(5) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's retirement arrangements.

(6) Consists of two options with respect to 300,000 shares each, (a) the first of which becomes exercisable, subject to Mr. Fishman's continued service as an employee of the Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant, and
    (b) the second of which is not exercisable until the fifth anniversary of the date of grant, except that it becomes exercisable after three years (in three equal installments) in the event that the Company terminates Mr. Fishman's employment for any reason other than for cause after the third anniversary but prior to the fifth anniversary of the grant date.

(7) Option is not exercisable until the fifth anniversary of the date of grant.

OPTION GRANT TABLE

     The following table sets forth certain information regarding options granted during the fiscal year ended October 31, 1998 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS
                              ---------------------------------------------------------------------------
                                            PERCENT OF                              POTENTIAL REALIZABLE
                                              TOTAL                                       VALUE AT
                              NUMBER OF      OPTIONS/                                  ASSUMED ANNUAL
                              SECURITIES       SARS                                    RATES OF STOCK
                              UNDERLYING     GRANTED                                 PRICE APPRECIATION
                               OPTIONS/         TO       EXERCISE                        FOR OPTION
                                 SARS       EMPLOYEES     OR BASE                         TERM(3)
                               GRANTED      IN FISCAL      PRICE      EXPIRATION   ----------------------
                                 (#)         YEAR(1)     ($/SH)(2)       DATE        5%($)        10%($)
                              ----------    ----------   ---------    ----------   ---------    ---------
Jerald G. Fishman...........   300,000(4)      2.57        13.25        10/4/08    2,525,873    6,416,210
                               300,000(5)      2.57        14.75       12/16/07    2,531,074    6,282,165

Ray Stata...................   100,000(4)      0.86        13.25        10/4/08      841,958    2,138,737
                               100,000(5)      0.86        14.75       12/16/07      843,691    2,094,055

Brian P. McAloon............    35,000(4)      0.30        13.25        10/4/08      294,685      748,558
                                35,000(5)      0.30        14.75       12/16/07      295,292      732,919

Joseph E. McDonough.........    35,000(4)      0.30        13.25        10/4/08      294,685      748,558
                                35,000(5)      0.30        14.75       12/16/07      295,292      732,919

Russell K. Johnsen..........    35,000(4)      0.30        13.25        10/4/08      294,685      748,558
                                35,000(5)      0.30        14.75       12/16/07      295,292      732,919

---------------

(1) Calculated based on an aggregate of 11,701,500 options granted under the Company's 1988 and 1998 Stock Option Plans to employees during fiscal 1998.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant. The Company granted options to employees on two occasions during fiscal 1998. The first occasion was on December 16, 1997 and the second on September 4, 1998. With respect to the options granted on the first occasion, on September 8, 1998, the Board of Directors approved a stock option repricing program pursuant to which the exercise price of all stock options granted during the period beginning December 1, 1996 and ending on August 3, 1998 was reduced to $14.75 per share. See "Report of Directors on Repricing of Stock Options."

(3) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the option term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock.

(4) Represents options granted pursuant to the Company's 1998 Stock Option Plan. Options granted to Messrs. Fishman, Stata, McAloon, McDonough and Johnsen become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant.

(5) Represents options granted pursuant to the Company's 1988 Stock Option Plan. The option granted to Mr. Fishman first becomes exercisable in its entirety on the fifth anniversary of the date of grant, except that it becomes exercisable after three years (in three equal installments) in the event that the Company terminates Mr. Fishman's employment for any reason other than for cause after the third anniversary but prior to the fifth anniversary of the grant date. Options granted to Messrs. Stata, McAloon, McDonough and Johnsen become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended October 31, 1998 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on October 31, 1998:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF
                                                                                    UNEXERCISED
                                                                 NUMBER OF          IN-THE-MONEY
                                                                UNEXERCISED           OPTIONS
                                     SHARES                  OPTIONS AT FISCAL   AT FISCAL YEAR-END
                                    ACQUIRED                     YEAR-END              ($)(2)
                                       ON         VALUE      -----------------   ------------------
                                    EXERCISE    REALIZED       EXERCISABLE/         EXERCISABLE/
               NAME                   (#)        ($)(1)        UNEXERCISABLE       UNEXERCISABLE
               ----                 --------    ---------    -----------------   ------------------
Jerald G. Fishman.................   31,166       905,951    22,014/1,680,000    365,102/11,675,400
Ray Stata.........................  100,000     2,816,900    90,000/  920,000    866,250/ 7,225,400
Brian P. McAloon..................   25,000       571,250    31,002/  222,000    388,318/ 1,560,900
Joseph E. McDonough...............   40,000       964,500        --/  207,000         --/ 1,400,475
Russell K. Johnsen................    7,000       167,650    42,500/  192,000    456,313/ 1,324,500

---------------

(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on the last business day of fiscal 1998 and the exercise price of the option, multiplied by the number of shares subject to the option.

REPRICING OF OPTIONS

     The following table sets forth certain information concerning the repricing of stock options held by the Named Executive Officers:

                         TEN-YEAR OPTION/SAR REPRICINGS

                                                                                                   LENGTH OF
                                                            MARKET                                  ORIGINAL
                                           NUMBER OF       PRICE OF       EXERCISE                OPTION TERM
                                           SECURITIES      STOCK AT       PRICE AT                REMAINING AT
                                           UNDERLYING      TIME OF        TIME OF        NEW        DATE OF
                                          OPTIONS/SARS   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
                                          REPRICED OR     AMENDMENT      AMENDMENT      PRICE      AMENDMENT
             NAME                 DATE     AMENDED(#)        ($)            ($)          ($)      (IN MONTHS)
             ----                -------  ------------   ------------   ------------   --------   ------------
Jerald G. Fishman..............   9/8/98    300,000         14.75          24.06        14.75         112
  President and Chief             9/8/98    270,000         14.75          23.00        14.75         102
  Executive Officer

Ray Stata......................   9/8/98    100,000         14.75          24.06        14.75         112
  Chairman of the Board           9/8/98    100,000         14.75          23.00        14.75         102

Brian P. McAloon...............   9/8/98     35,000         14.75          24.06        14.75         112
  Vice President, Sales           9/8/98     27,000         14.75          23.00        14.75         102

Joseph E. McDonough............   9/8/98     35,000         14.75          24.06        14.75         112
  Vice President, Finance and     9/8/98     27,000         14.75          23.00        14.75         102
  Chief Financial Officer

Russell K. Johnsen.............   9/8/98     35,000         14.75          24.06        14.75         112
  Vice President and General      9/8/98     27,000         14.75          23.00        14.75         102
  Manager, Communications
  Division

REPORT OF DIRECTORS ON REPRICING OF STOCK OPTIONS

     The only repricing of stock options by the Company during the past 10 fiscal years occurred on September 8, 1998, when the Board of Directors of the Company authorized the following:

     - The Company agreed to reprice all stock options granted to employees during the period beginning December 1, 1996 and ending August 3, 1998 (the "Affected Options"), at such employees' election, by reducing the stock option exercise price to $14.75, the closing price of the Company's Common Stock on the New York Stock Exchange on September 8, 1998. The original stock option exercise prices of the Affected Options ranged from $22.25 to $34.25 per share.

     - The vesting schedule for the Affected Options was reset so that one-third of the shares subject to the Affected Options would vest on each of September 8, 2001, September 8, 2002 and September 8, 2003.

     - The Affected Options continued to entitle the holders to purchase the same number of shares covered by the original option grant and remained exercisable for a period of 10 years from the original grant date.

     Upon the recommendation of the Compensation Committee, the Board of Directors authorized the repricing at its meeting held on September 8, 1998. The Board of Directors determined that the repricing was necessary to continue to retain and motivate its employees. During the fall of 1998, the financial markets experienced widespread volatility, and as a result the potential value of stock options previously granted to the

Company's employees and the economic incentives expected from the grant of stock options were significantly diminished.

     Historically, the Company's stock options have embodied a long-term focus. Options therefore have generally not been exercisable until the third year after the grant date and then only in one-third increments after the third, fourth and fifth years following the grant date. Although the Company has viewed stock options as a long-term investment, the substantial drop in the value of the Company's Common Stock during the fall created a significant risk, in the opinion of Management and the Board of Directors, that key employees would seek employment at other high technology companies, including competitors, whose stock prices had also declined, and thereby benefit from the grant of stock options by their new employers at the then attractive lower price of their stock. Accordingly, the Board of Directors determined that it was in the best interests of the Company and its stockholders and employees to reduce the stock option price for all outstanding stock options, while at the same time restarting the vesting period for all repriced options so that none of the repriced options can be exercised until the third year after the repricing date.

                                            Compensation Committee,

                                            Charles O. Holliday, Jr., Chairman
                                            F. Grant Saviers

SEVERANCE AND OTHER AGREEMENTS

     The Company has Employee Retention Agreements (the "Agreements") with each of its 12 current executive officers and with 22 additional key managers. The Retention Agreements are automatically extended on an annual basis unless the Company provides at least three months' notice that an agreement will not be extended. The Retention Agreements provide for severance benefits if either (i) the employment of the employee is terminated by the Company (other than for cause or by reason of his death or disability) or by the employee for Good Reason (as defined in the Retention Agreements) within 24 months after a Change in Control (as defined in the Retention Agreements) which is approved by the Board of Directors; or (ii) the employment of the employee terminates or is terminated for any reason (other than for cause or by reason of his death or disability) within 12 months after a Change in Control which is not approved by the Board of Directors. Each Retention Agreement provides that, in the event of a Potential Change in Control (as defined in the Retention Agreements), the employee shall not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Retention Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the aggregate cash bonuses paid or awarded to him in respect of the four fiscal quarters preceding his termination (299% in the case of 11 of the 34 employees who are parties to such agreements, including Messrs. Stata, Fishman, McAloon, McDonough and Johnsen); and (ii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, to the extent that payments to the employee pursuant to his Retention Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Retention Agreement provides for the payment of an additional amount such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

     The Company's Employee Change in Control Severance Policy and Senior Management Change in Control Severance Policy provide each employee of the Company (other than those who are party to Retention Agreements) with a lump-sum severance payment, based on length of service with the Company, in the event of the termination of his or her employment under certain circumstances within 18 months after a Change in Control (as defined in such policies). Such severance payments range from a minimum of two weeks of annual base salary (for an hourly employee with less than five years of service) to a maximum of 104 weeks of base salary plus an amount equal to the aggregate cash bonuses paid or awarded to the employee in respect of the four fiscal quarters preceding termination (for a senior management employee with at least 21 years of service).

     In addition to the foregoing agreements and policies, certain of the Company's stock option and restricted stock awards provide for immediate vesting of some or all outstanding awards upon any "Change in Control" (as defined in such plans) of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All executive officers are reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1998 as they affected each of the executive officers.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to promote longer-term focus, to help retain key contributors and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long-term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent, the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

  Executive Compensation Program

     Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and equity in the form of stock options and restricted stock awards.

     -  CASH COMPENSATION

          Annual cash compensation consists of two elements: base salary and bonus. In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. The Company also regularly compares its pay practices with other leading companies through reviews of survey and proxy data.

          Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

          The cash bonus is tied directly to the attainment of financial performance targets approved by the Board of Directors. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization to reflect the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. The cash bonus is dependent solely on corporate performance.

          All of the Company's employees, including its executive officers, participated in the Company's bonus plan (the "Bonus Plan") in fiscal 1998, except those employees on commission plans or in some non-U.S. locations. The purpose of the Bonus Plan is to recognize and reward the contribution of all employees in achieving the Company's goals and objectives. In fiscal 1998, the Bonus Plan provided for the payment of a semi-annual cash bonus based on the average of the Company's revenue growth over the same period in the prior year and the Company's Operating Profit Before Taxes ("OPBT") as a percentage of sales. Each employee, including executives, is assigned a Bonus Target, calculated as a percentage of such employee's base salary, determined by comparing competitive data by position. Depending on revenue growth and OPBT levels achieved, the cash bonus is paid as a multiple of the Bonus Target, ranging from zero to a maximum of 2.5.

     -  EQUITY OWNERSHIP

          Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of the Company's stock ownership program is to (i) reinforce the mutuality of long-term interests between employees and the stockholders; and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to the Company's success.

          The design of the Company's stock programs includes longer vesting periods to optimize the retention value of these options and to orient the Company's managers to longer-term success. Generally, stock options vest in three equal installments on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant. Restricted stock awards vest 100% after five years. Generally, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they tend to increase the number of options outstanding compared to companies with shorter vesting schedules.

          The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company is set at 100% of the fair market value per share on the date of grant. Prior to determining the fiscal 1998 option grants to the Company's executives (as described below), the Compensation Committee reviewed survey information of the stock option programs of competitors and other companies with comparable capitalizations. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule, and not by the Compensation Committee.

          The Company's 1991 Restricted Stock Plan provides for the award of restricted stock for a nominal, if any, purchase price. Shares awarded under the plan are subject, for a period of five years (the "Restricted Period"), to certain restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If the employment of a recipient of an award is terminated prior to the end of the Restricted Period for any reason other than death or disability, all shares of Common Stock covered by the award must be offered promptly for resale by the recipient to the Company at the original purchase price per share. Since the restricted shares are issued at nominal consideration, the entire value of the shares will constitute additional compensation to the individual at the time of vesting.

  Chief Executive Officer Fiscal 1998 Compensation

     Mr. Fishman, in his capacity as President and Chief Executive Officer, is also eligible to participate in the same executive compensation program available to the Company's other senior executives. The Compensation Committee has set Mr. Fishman's total annual compensation, including compensation derived from the Company's bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 1998, Mr. Fishman's annual base salary was increased $67,200 from $672,000 to $739,200. He was awarded a fiscal 1998 bonus of $204,019 which represented approximately 43% of his Bonus Target (based on a target bonus of 65% of his base salary received during fiscal 1998), reflecting the Company's attainment of revenue growth of 12% and OPBT of 10% for the first half of fiscal 1998. No bonus was paid during the second half of fiscal 1998.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer or any one of its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Committee does not currently intend to qualify the Bonus Plan as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                            Compensation Committee,

                                            Charles O. Holliday, Jr., Chairman
                                            F. Grant Saviers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Holliday and Saviers, neither of whom has been an officer or employee of the Company at any time.

     The Company purchases certain products from DuPont. During fiscal 1998, Mr. Holliday was President and Chief Executive Officer of DuPont and is now Chairman and Chief Executive Officer of DuPont. During fiscal 1998, the Company purchased an aggregate of approximately $403,000 of products from DuPont and its affiliates.

     During fiscal 1998, the Company completed the sale of its disk drive IC business to Adaptec. Mr. Saviers was Chairman, President and Chief Executive Officer of Adaptec until August 1998. Adaptec paid the Company a cash purchase price of approximately $27 million. After providing for the write-off of inventory, fixed assets and other costs incurred to complete the transaction, the Company recorded a net gain of approximately $13 million. The Company also entered into other arrangements with Adaptec that provide for payments to the Company aggregating $13 million, of which $10 million was earned in fiscal 1998, for assisting Adaptec in research and development efforts.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee, except that Mr. Stata serves as a member of the Executive Committee and the Salary Subcommittee of the Executive Committee of MIT and Mr. Moses, who was Provost of MIT until December 1998, serves as a member of the Company's Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except that Mr. Doyle and Mr. Holliday each failed to file one report on a timely basis with respect to one transaction.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 31, 1993 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index. This graph assumes the investment of $100 on October 30, 1993 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's Technology Sector Index and assumes dividends are reinvested. Measurement points are at October 31 for each respective year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ANALOG DEVICES, INC., THE S&P 500 INDEX
                           AND S&P TECHNOLOGY SECTOR

                    [ANALOG DEVICES INC. PERFORMANCE GRAPH]

                                                 'ANALOG DEVICES, INC.'              S&P 500              S&P TECHNOLOGY SECTOR
                                                 ----------------------              -------              ---------------------
10/31/93                                                 100.00                      100.00                      100.00
10/31/94                                                 160.67                      103.87                      121.38
10/31/95                                                 243.54                      131.33                      183.82
10/31/96                                                 262.92                      162.98                      222.40
10/31/97                                                 412.08                      215.32                      324.28
10/31/98                                                 267.98                      262.66                      430.47

        * $100 INVESTED ON 10/31/93 IN STOCK OR INDEX -
          INCLUDING REINVESTMENT OF DIVIDENDS.
          FISCAL YEAR ENDED OCTOBER 31.

                     APPROVAL OF AMENDMENT TO 1992 EMPLOYEE
                              STOCK PURCHASE PLAN

THE AMENDMENT

     The 1992 Employee Stock Purchase Plan (the "Purchase Plan") allows the Company to encourage stock ownership by its employees who reside in the United States. The Company also has an International Employee Stock Purchase Plan (the "International Plan") which provides similar opportunities for the Company's employees who reside outside the United States. On December 9, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Purchase Plan which would increase the number of shares reserved for issuance thereunder from 4,800,000 to 6,800,000. As of December 31, 1998, 4,442,636
shares had been issued under the Purchase Plan, leaving a balance of 357,364 shares. The Company has 500,000 shares reserved for issuance under its International Plan. The Board of Directors believes it is in the best interest of the Company to continue to encourage employee stock ownership by its employees.

ADMINISTRATION AND ELIGIBILITY

     The Purchase Plan is administered by the Compensation Committee, which is authorized to designate subsidiaries entitled to participate in the plan, to decide questions of eligibility and to make rules and regulations for the administration and interpretation of the plan.

     With certain exceptions, all employees who reside in the United States, including officers, employed by the Company or its subsidiaries for at least three months on the applicable offering commencement date are eligible to participate in the Purchase Plan. The Company currently has approximately 3,700 eligible employees residing in the United States. No nominee for director (who is not also an employee) or any other Non-Employee Director is eligible to purchase shares under the plan.

OFFERINGS AND PURCHASE PRICE OF SHARES

     The Company has made seven annual offerings under the Purchase Plan and the Board of Directors has approved two additional annual offering periods which will commence, respectively, on June 1, 1999 and June 1, 2000. During each annual offering, the maximum number of shares which may be purchased by a participating employee is determined on the first day of the offering period under a formula whereby 85% of the market value of a share of Common Stock on the first day of the offering period is divided into an amount equal to 12% of such employee's current regular salary (annualized). Although all offerings to date have been made on an annual basis, the Purchase Plan allows for semiannual offering periods. In the event of a semiannual offering, the maximum number of shares which could be purchased by a participating employee would be determined on the first day of the offering period under a formula whereby 85% of the market value of a share of Common Stock on the first day of the offering period would be divided into an amount equal to 6% of such employee's current regular salary (annualized). An employee may elect to have up to 10% deducted from his or her regular salary (as adjusted) for this purpose. The price at which the employee's option is exercised is the lower of (i) 85% of the closing price of the Common Stock on the New York Stock Exchange on the day that an offering commences or (ii) 85% of the closing price on the day that the offering terminates.

AMENDMENT OF THE PURCHASE PLAN

     The Board of Directors may modify or amend the Purchase Plan in any respect without stockholder approval, unless such stockholder approval is required (i) under Section 423 of the Code, (ii) under Rule 16b-3 of the Securities Exchange Act of 1934, or (iii) under any applicable listing requirements.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the Purchase Plan and with respect to the sale of Common Stock acquired under the Purchase Plan.

  Tax Consequences to Participants

     In general, a participant will not recognize taxable income upon enrolling in the Purchase Plan or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the Purchase Plan at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

     If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced (the "Grant Date"), then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

          (i) fifteen percent of the fair market value of the Common Stock on the Grant Date; and

          (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

     If the participant sells the Common Stock within one year after acquiring it or within two years after the Grant Date (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

  Tax Consequences to the Company

     The offering of Common Stock under the Purchase Plan will have no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the Purchase Plan will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

BOARD RECOMMENDATION

     The Board of Directors believes approval of the amendment to the Purchase Plan is in the best interests of the Company and its stockholders and recommends a vote FOR its approval.

               APPROVAL OF AMENDMENT TO 1994 DIRECTOR OPTION PLAN

THE AMENDMENT

     Under the terms of the 1994 Director Option Plan (the "1994 Director Plan") each newly elected non-employee director ("Non-Employee Director") receives a grant of a stock option to purchase 10,500 shares of Common Stock ("Initial Grant") upon his or her election to the Board. On December 9, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the 1994 Director Plan which would increase the number of shares of Common Stock underlying the Initial Grant from 10,500 to 30,000. The Board of Directors believes that the amendment is in the best interest of the Company in that it will enhance the Company's ability to attract qualified candidates to serve as Non-Employee Directors.

ADMINISTRATION; ELIGIBILITY AND NUMBER OF SHARES

     The Board supervises and administers the 1994 Director Plan. Directors of the Company who are not employees of the Company or any subsidiary of the Company are eligible to participate in the 1994 Director Plan.

     Under the terms of the 1994 Director Plan each Non-Employee Director in office on December 7, 1994 was granted an option to purchase 10,500 shares of Common Stock and each Non-Employee Director elected thereafter received an Initial Grant to purchase 10,500 shares of Common Stock on the date of his election to the Board of Directors. Each Non-Employee Director also receives an annual option grant to purchase an additional 10,500 shares of Common Stock on each anniversary of his initial option grant. The proposed amendment will not affect the annual option grant which will continue at 10,500 shares.

     A total of 550,000 shares of Common Stock is authorized to be issued under the 1994 Director Plan. Options for an aggregate of 290,500 shares of Common Stock, net of forfeitures, have been granted under the 1994 Director Plan since the adoption of the Plan on December 7, 1994, leaving a balance of 259,500 shares of Common Stock available for future option grants.

TERMS OF OPTIONS

     Each option granted under the 1994 Director Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant and is exercisable on a cumulative basis in annual installments of one-third each on the succeeding three anniversaries of the date of grant. The exercisability of an option is conditioned upon continuous service as a director, or employee of the Company in the event that a Non-Employee Director terminates his service as a director to become an employee of the Company.

     The exercise price of each option may be paid in cash or check payable to the order of the Company, by the delivery of Common Stock of the Company already owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, or a combination of such methods of payment. Each option granted is not transferable except by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code). If the optionee becomes disabled or dies while serving as a director, the option will vest in full and the optionee or his or her representative may exercise the option in full during the year following his or her disability or death. If the optionee ceases to be a director by reason of retirement of the optionee as a director at the retirement age determined by the Company or by reason of the Company's failure to nominate the optionee for reelection as a director (excluding such director's refusal to serve as a director), each option granted under the 1994 Director Plan then held by such director will be exercisable for the number of shares then vested and exercisable plus the shares which would otherwise become vested and exercisable at the date of the next succeeding anniversary of the date of grant. No option may be exercised more than ten years after the date of grant.

CHANGE IN CONTROL

     The 1994 Director Plan provides that in the event of a Change in Control of the Company, all options outstanding as of the date that such Change in Control occurs shall become exercisable in full, including non-vested options. A Change in Control occurs if: (i) any person becomes a beneficial owner of 50% or more of the Company's outstanding shares of Common Stock, subject to certain specified exceptions; (ii) if and when a majority of the members of the Board is comprised of individuals who were not members of the Board on July 1, 1992 ("Controlling Directors") or who were not nominated or elected subsequent to that date by at least a majority of the Controlling Directors; (iii) the Company's stockholders approve (A) a merger or consolidation involving the Company unless the owners of the Company's voting stock immediately prior to such event own more than 50% of the surviving company's outstanding voting stock immediately after such event; (B) a merger or consolidation effected to implement a recapitalization unless no person acquires 30% or more of the outstanding voting power of the Company; (C) a plan of complete liquidation; or
(D) an agreement for the sale or disposition of all or substantially all of the Company's assets.

AMENDMENT OF THE PLAN

     The Board of Directors may suspend or discontinue the 1994 Director Plan or review or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company no revision or amendment by the Board may change the number of shares subject to the 1994 Director Plan, change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the 1994 Director Plan. The Plan may not be amended more than once in any six-month period.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 1994 Director Plan and with respect to the sale of Common Stock acquired under the 1994 Director Plan.

  Tax Consequences to Participants

     A participant will not recognize taxable income upon the grant of an option under the 1994 Director Plan. Nevertheless, a participant generally will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

  Tax Consequences to the Company

     The grant of an option under the 1994 Director Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1994 Director Plan.

BOARD RECOMMENDATION

     The Board of Directors believes that the approval of the amendment to the 1994 Director Plan is in the best interests of the Company and its stockholders and recommends a vote FOR its approval.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending October 30, 1999. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. The Company expects to pay CIC less than $10,000 for such services. In addition to solicitations by mail, CIC and the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Company at its principal office in Norwood, Massachusetts not later than October 9, 1999 for inclusion in the proxy statement for that meeting.

     In connection with the 2000 Annual Meeting of Stockholders, if the Company does not receive notice of a matter or proposal to be considered by December 23, 1999, then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

                                            By Order of the Board of Directors,

                                              PAUL P. BROUNTAS, Clerk

February 5, 1999

     MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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

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

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

                                                                  SKU #520-PS-99

                                                                       Appendix






ANAO7B                           DETACH HERE
-------------------------------------------------------------------------------

                                     PROXY

                              ANALOG DEVICES, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - MARCH 9, 1999



     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 9, 1999, at 10:00 a.m. (Local Time) and at any adjournment thereof.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  (Continued and to be signed on reverse side)

  PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID
                                RETURN ENVELOPE.

---------------                                                 ---------------
  SEE REVERSE                                                     SEE REVERSE
     SIDE                                                            SIDE
---------------                                                 ---------------

ANALOG DEVICES, INC.
 One Technology Way
 P.O. Box 9106
 Norwood, MA 02062-9106









ANAO7A                           DETACH HERE
-------------------------------------------------------------------------------

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.


 UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS SET FORTH BELOW.

                                                                                                          FOR     AGAINST    ABSTAIN
1. Election of Class III Directors for a term of three           2. To approve an amendment to the
   years (for all nominees except as marked below).                 Company's 1992 Employee Stock         [ ]       [ ]        [ ]
                                                                    Purchase Plan to Increase the number
   Nominees : John L. Doyle and Ray Stata                           of shares reserved for issuance
                                                                    thereunder from 4,800,00 to
              FOR             WITHHELD       MARK HERE              6,800,000.
                                          IF YOU PLAN TO
              [ ]               [ ]         ATTEND THE   [ ]
                                             MEETING                                                      FOR     AGAINST    ABSTAIN
                                                                 3. To approve an amendment to the
                                             MARK HERE              Company's 1994 Director Option Plan   [ ]       [ ]        [ ]
                                           FOR ADDRESS   [ ]        to increase the number of shares of
                                            CHANGE AND              Common Stock underlying the initial
                                            NOTE BELOW              option grant to newly elected
                                                                    non-employee directors from 10,500 to
[ ]                                                                 30,000.
    ---------------------------------------
    For both nominees except as noted above                                                               FOR     AGAINST    ABSTAIN
                                                                 4. To ratify the selection by the Board
                                                                    of Directors of Ernst & Young LLP as  [ ]       [ ]        [ ]
                                                                    the Company's independent auditors
                                                                    for the fiscal year ending
                                                                    October 30, 1999.

                                                                 5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                                                                 Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign.
                                                                 Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.


Signature: _________________________________  Date: ____________   Signature: _________________________________  Date: ____________